FOR IMMEDIATE RELEASE

June 1, 2005

ILX RESORTS ACQUIRES LAND IN ROCKY POINT

PHOENIX, ARIZONA – June 1, 2005 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today the acquisition of land in Puerto Peñasco (Rocky Point) Mexico.

“We are delighted to begin our expansion into Puerto Peñasco with the acquisition of this very attractive parcel,” said Joe Martori, Chairman and CEO.   He continued, “Rocky Point is a particularly desirable location for ILX because it provides convenient access to a beach vacation to our largest market, Arizona.  We plan to develop a boutique resort of approximately sixty suites on the site and to annex some or all of the property into Premiere Vacation Club.  Together with our existing beachfront resort in San Carlos Mexico, the addition of Rocky Point will provide Premiere Vacation Club owners with access to two distinct Sonoran beach destinations, as well as to the collection of Premiere Vacation Club resorts throughout Arizona and the West.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land adjacent to an existing resort in northern Arizona on which it has commenced construction.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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